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Exhibit 23(h)(3)

                                    AGREEMENT
                      TO WAIVE FEES AND REIMBURSE EXPENSES

THIS AGREEMENT is made this 22 day of October, 2001, between Davis New York Venture Fund, Inc, a Maryland corporation ("DNYVF") and Davis Selected Advisers, L.P., a limited partnership organized under the laws of Colorado ("DSA").


                                    RECITALS:

WHEREAS, DNYVF is a registered open-end management investment company with two authorized series (Davis New York Venture Fund and Davis Research Fund); and

WHEREAS,  DNYVF  offers four Classes of shares (A, B, C, and Y); and

WHEREAS,  DSA serves as the investment adviser for DNYVF; and

WHEREAS, both DNYVF and DSA agree it is important that the actual expenses of Davis Research Fund not exceed a specified percentage (Class A shares: 1.50%, Class B shares: 2.50%, Class C shares: 2.50%, and Class Y shares: 1.25%) of net assets on an annual basis;.

NOW, THEREFORE, the parties hereby agree as follows:

1. Expense Caps. DSA agrees to waive fees and reimburse the expenses of each authorized Class of shares of Davis Research Fund to the extent it is necessary to ensure that the actual expense incurred by any authorized Class of shares, after recognizing the benefits of custody or other credits. fee waivers and expense reimbursements, not exceed (Class A shares: 1.50%, Class B shares: 2.50%, Class C shares: 2.50%, and Class Y shares: 1.25%) of net assets.

2. Duration of Agreement This Agreement shall be effective for an initial period beginning on the date above stated and ending on December 1, 2002. This Agreement shall automatically renew for additional one year periods if not terminated, in writing, by either party before December 1st of each year.


IN WITNESS WHEREOF, the parties have duly executed and sealed this Agreement, all as of the date first written above.


Davis New York Venture Fund, Inc.


By:
        ---------------------------
        Sharra Reed
        Vice President


Davis Selected Advisers, L.P.
By Davis Investments, LLC (General Partner)


By:
        ---------------------------
        Thomas Tays
        Vice President


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